           PANAMSAT MAINTAINS SEAMLESS SERVICE FOR CUSTOMERS ON
         GALAXY 10R SATELLITE FOLLOWING PROPULSION SYSTEM FAILURE

     No Material Effect to Services, Revenues or Operations As Galaxy 10R
            Satellite Experiences Failure of XIPS Propulsion System

WILTON, CT, AUGUST 5, 2004 - PanAmSat Corporation (NASDAQ: SPOT).

The Company is updating current information provided with respect to its Galaxy 10R satellite, a Boeing model 601 HP spacecraft. Galaxy 10R uses a xenon ion propulsion system ("XIPS"), an electronic propulsion system that maintains the satellite's in-orbit position, as its primary propulsion system.

On August 3, 2004, the secondary XIPS on Galaxy 10R experienced an unexpected shutdown, and we have not been able to restart the system. This event has not affected service to any of our customers. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its backup bi-propellant propulsion system, which has proven to be a highly-reliable propulsion system with extensive flight experience. The manufacturer has determined that the secondary XIPS system has permanently failed. In the absence of the secondary XIPS, this satellite can operate normally on its available bi-propellant fuel for over three years.

We do not expect this event to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. As a result, there should be no material impact on services, revenues or operations. In addition, we do not believe that this event will affect our contracted backlog because the remaining fuel for the backup bi-propellant propulsion system should provide ample time to seamlessly transition customers to a new or replacement satellite and substantially all of our customer contracts would continue in effect on their terms on such new or replacement satellite.

This event will result in acceleration to the 2004-2007 timeframe of planned capital expenditures to replace this satellite. Galaxy 10R is insured and we will make a claim under its insurance policy. We will use any proceeds to partially offset the replacement cost. We had already begun construction of Galaxy 17 as an on-ground spare for Galaxy 16. Upon the successful launch of Galaxy 16, Galaxy 17 will be available as a replacement for Galaxy 10R. We also have contractual arrangements in place that would allow us to procure the construction and launch of an additional satellite.

We operate three other Boeing 601 HP satellites that continue to operate normally with XIPS as their primary propulsion system. Two of these satellites have over 6 years of bi-propellant fuel and the third, which also has a more robust XIPS than its predecessors, has over 11 years of bi-propellant fuel.
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Under the terms of the Transaction Agreement for the sale of PanAmSat, dated
April 20, 2004, among Constellation, LLC, the Company, The DIRECTV Group, Inc. and PAS Merger Sub, Inc., the permanent XIPS failure on Galaxy 10R allows the purchasers to not consummate the transactions contemplated thereby. The purchasers, including affiliates of Kohlberg Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc., are evaluating the impact of the XIPS failure on the transactions and are working with the Company and The DIRECTV Group to address the effect of this event.

We will hold a conference call at 11:30 a.m. ET on August 5, 2004 to discuss this event. The dial-in number is 1-800-967-7137 (domestic) or 1-719-457-2627 (internation).

ABOUT PANAMSAT

Through its owned and operated fleet of 24 satellites, PanAmSat (NASDAQ: SPOT) is a leading global provider of video, broadcasting and network distribution and delivery services. In total, the Company's in-orbit fleet is capable of reaching over 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. PanAmSat is 80.4 percent owned by The DIRECTV Group Inc. For more information, visit the Company's web site at www.panamsat.com.

THE DIRECTV GROUP, INC.

The DIRECTV Group, Inc. (NYSE: DTV) formerly Hughes Electronics Corp. (NYSE:
HS), is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and the Company's annual report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission. The risks and uncertainties that could cause our actual results to differ, include but are not limited to
(i) risks associated with operating our in-orbit satellites, (ii) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (iii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iv) risks related to possible future losses on satellites that are not adequately covered by insurance, (v) risks related to domestic and international government regulation, (vi) risks related to the
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Company's contracted backlog for future services, (vii) risks of doing business internationally, (viii) risks of inadequate access to capital for growth, (ix) risks related to competition, (x) risks related to customer defaults, (xi) risks relating to pricing pressure and overcapacity in markets in which we operate,
(xii) risks associated with the Company's indebtedness, (xiii) risks related to control by our majority stockholder and (xiv) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive, and PanAmSat undertakes no obligation to publicly update any forward-looking statement. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control.


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